Exhibit 99.1

                                                Seligman New Technologies Fund I
                                                                   Symbol: XSTFX

                                            Fund Fact Sheet as of March 31, 2002
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Fund Objective

The Fund seeks long-term capital appreciation by exploring opportunities and investing in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.

Inception Date: July 27, 1999

Per-Share Net Asset Value as of 3/31/02: $9.82

Average Annual Returns
                                      Without            With
                                   Sales Charges     Sales Charges

1 Year                                (47.52)%          (49.08)%
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Since Inception                       (22.44)           (23.32)
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Market Overview

First quarter data seems to indicate that the lower than projected results from the fourth quarter of 2001 may have spilled into the first quarter of 2002. Spending remains weak. Therefore, we believe that demand fundamentals will likely not begin to recover until later in the year. Recovery, however, will likely occur in a staggered manner, as the four areas that constitute the majority of technology purchases -- Financial Services, Manufacturing, Retail, and Telecom -- recover at different paces. On a positive note, IT investment backlog remains at high levels, suggesting there is pent-up demand for new projects and capital spending. When demand returns, we believe the IT sector may experience accelerating year-over-year growth from the third quarter of 2002 through 2003. We are also encouraged by evidence that component-related excess inventory has been written off and, importantly, will become obsolete over the next year. The volatility in the public markets continues to affect private tech companies, as many large customers have been reluctant to do business with privately held technology providers. However, as the economy strengthens and the recovery gains momentum, we expect overall technology demand will improve. And as tech prices stabilize and begin to improve, we believe the IPO and M&A markets will also improve.

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For the periods ended 3/31/02. Past performance is no guarantee of future results. Return figures assume the reinvestment of all dividends and distributions. Returns are calculated without and with the effect of the initial 3% maximum sales charge. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.

Seligman New Technologies Fund I is closed to new investment. Seligman New Technologies Fund I currently has no assets available for new venture capital investments. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed. The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

Fund Holdings
as a percentage of net assets

  [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL]

Public Comparables               52.9%
Venture Capital                  45.4
Cash/Short-Term Securities        1.7


Venture Capital Top Sectors

                                     Percent of Net Assets
 Biometric Software                         17.7%
 Internet and New Media                     11.4
 Digital Consumer Electronics                8.4
 Broadband and Fiber Optics                  4.6
 Wireless Communications
    and Computing                            0.8

Public Top Sectors

                                     Percent of Net Assets
 Media                                      10.5%
 Semiconductor Equipment
    and Products                            10.3
 Telecommunications Services                 8.1
 Software                                    7.7
 Commerical Services and Supplies            5.4

Top Public Holdings

American Tower
Telecommunications Services

Oracle
Software

Crown Castle International
Telecommunications Services

Comcast
Media

Amdocs
Commercial Services and Supplies

Charter Communications
Media

AOL Time Warner
Media

Agere Systems
Semiconductor Equipment and Products

CSG Systems International
Commercial Services and Supplies

Informatica
Software

Top Venture Capital Holdings

GMP Companies
Biometric Software

Geographic Network Affiliates International
Broadband and Fiber Optics

Gateway Learning
Internet and New Media

Life Masters Supported SelfCare
Digital Consumer Electronics

Bernard Technologies
Internet and New Media

Coventor
Digital Consumer Electronics

The Petroleum Place
Digital Consumer Electronics

Edison Venture Fund III
Venture Capital Fund

Access Data
Internet and New Media

iBiquity Digital
Digital Consumer Electronics


      The Fund is actively managed and its holdings are subject to change.

The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.EQNTF8 3/02 Distributed by Seligman Advisors, Inc.

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EQNTF8 3/02                               Distributed by Seligman Advisors, Inc.